Exhibit 3.13.1

CERTIFICATE OF FORMATION

OF

CLEVELAND ALF, L.L.C.

1.	NAME

The name of the limited liability company is Cleveland ALF, L.L.C. (the “LLC”).

2.	REGISTERED OFFICE AND AGENT

The address of the LLC’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the LLC’s registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Cleveland ALF, L.L.C. this 23rd day of July, 1998.

By:	/s/ Edward B. Romanov, Jr.
Edward. B. Romanov, Jr.
authorized agent